Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FOURTH QUARTER RESULTS

WINCHESTER, Virginia (May 28, 2019) -- American Woodmark Corporation (NASDAQ: AMWD) (the "Company") today announced results for its fourth fiscal quarter ended April 30, 2019.

Net sales for the fourth fiscal quarter increased 0.4% to $407 million compared with the same quarter of the prior fiscal year. Net sales for the current fiscal year increased 32% to $1,645 million from the prior fiscal year. The Company experienced growth in the builder channel and independent dealers and distributors channel during the fourth quarter of fiscal year 2019. The current fiscal year results include eight incremental months (May through December) of results from the Company’s acquisition of RSI Home Products, Inc. (“RSI”), which closed December 29, 2017. Excluding the impact of the RSI acquisition, the Company experienced growth in all channels during fiscal year 2019 versus the comparable prior year period.

Net income was $22.0 million ($1.30 per diluted share) for the fourth quarter of the current fiscal year compared with $19.1 million ($1.08 per diluted share) in the same quarter of the prior fiscal year. Net income for the current quarter was positively impacted by lower interest expense and taxes. Net income for the current fiscal year was $83.7 million ($4.83 per diluted share) compared with $63.1 million ($3.77 per diluted share) for the prior fiscal year. Adjusted EPS per diluted share was $1.87 for the fourth quarter of the current fiscal year compared with $1.64 in the same quarter of the prior fiscal year and $6.91 for the current fiscal year compared with $5.24 for the prior fiscal year.

Adjusted EBITDA for the fourth fiscal quarter was $63.8 million, or 15.7% of net sales, compared to $65.3 million, or 16.1% of net sales, for the same quarter of the prior fiscal year. Adjusted EBITDA for the current fiscal year was $244.9 million, or 14.9% of net sales, compared to $175.8 million, or 14.1% of net sales, for the prior fiscal year. The increase in the current fiscal year is primarily due to the inclusion of eight incremental months of results for RSI.

“Volatility by channel continued into our fourth fiscal quarter,” said Cary Dunston, Chairman and CEO.  “We experienced solid growth in the builder channel, and independent dealer and distributor channel, however the home center channel proved to be challenging.  Despite the lower growth and market cost headwinds, we continued to gain cost leverage through our integration work and are pleased with our adjusted EBITDA performance.  Despite the quarter-to-quarter uncertainty in the market, we remain very confident in the underlying industry fundamentals and our ability to grow in all channels.”

Cash provided by operating activities for the current fiscal year was $190.8 million. Free cash flow totaled $151.5 million for the current fiscal year. The Company paid down $120.0 million of its term loan facility during the current fiscal year and repurchased 745,232 shares of common stock at a cost of $50.0 million.

About American Woodmark

American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors.  At April 30, 2019, the Company operated eighteen manufacturing facilities in the United States and Mexico and eight primary service centers located throughout the United States.

AMWD Announces Fourth Quarter Results

May 28, 2019

Use of Non-GAAP Financial Measures

We have presented certain financial measures in this press release which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are provided below following the financial highlights under the heading "Non-GAAP Financial Measures."

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2019	2018	2019	2018

Net sales	$407,399	$405,887	$1,645,319	$1,250,274
Cost of sales & distribution	320,277	316,692	1,298,846	994,871
Gross profit	87,122	89,195	346,473	255,403
Sales & marketing expense	21,736	22,446	89,875	77,843
General & administrative expense	26,907	28,413	112,917	69,855
Restructuring charges	(74)	—	1,987	—
Operating income	38,553	38,336	141,694	107,705
Interest expense, net	8,448	10,167	35,652	13,054
Other (income) expense, net	1,291	8	(4,846)	(109)
Income tax expense	6,790	9,052	27,200	31,619
Net income	$22,024	$19,109	$83,688	$63,141

Earnings Per Share:
Weighted average shares outstanding - diluted	16,906,081	17,618,977	17,330,419	16,744,705

Net income per diluted share	$1.30	$1.08	$4.83	$3.77

AMWD Announces Fourth Quarter Results

May 28, 2019

Condensed Consolidated Balance Sheet
(Unaudited)
	April 30	April 30
	2019	2018

Cash & cash equivalents	$57,656	$78,410
Investments - certificates of deposit	1,500	8,000
Customer receivables	125,901	136,355
Inventories	108,528	104,801
Income taxes receivable	1,009	25,996
Other current assets	11,441	10,805
Total current assets	306,035	364,367
Property, plant & equipment, net	208,263	218,102
Investments - certificates of deposit	—	1,500
Trademarks, net	5,555	8,889
Customer relationship intangibles, net	213,111	258,778
Goodwill	767,612	767,451
Other assets	29,355	26,258
Total assets	$1,529,931	$1,645,345

Current portion - long-term debt	$2,286	$4,143
Accounts payable & accrued expenses	147,304	166,312
Total current liabilities	149,590	170,455
Long-term debt	689,205	809,897
Deferred income taxes	64,749	71,563
Other liabilities	6,034	11,765
Total liabilities	909,578	1,063,680
Stockholders' equity	620,353	581,665
Total liabilities & stockholders' equity	$1,529,931	$1,645,345

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Twelve Months Ended
	April 30
	2019	2018

Net cash provided by operating activities	$190,845	$86,775
Net cash used by investing activities	(37,923)	(44,316)
Net cash used by financing activities	(173,676)	(141,027)
Net decrease in cash and cash equivalents	(20,754)	(98,568)
Cash and cash equivalents, beginning of period	78,410	176,978

Cash and cash equivalents, end of period	$57,656	$78,410

AMWD Announces Fourth Quarter Results

May 28, 2019

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below.

Management believes all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Adjusted EPS per diluted share

We use Adjusted EPS per diluted share in evaluating the performance of our business and profitability. Management believes that this measure provides useful information to investors by offering additional ways of viewing the Company’s results by providing an indication of performance and profitability excluding the impact of unusual and/or non-cash items. We define Adjusted EPS per diluted share as diluted earnings per share excluding the per share impact of (1) expenses related to the RSI acquisition and subsequent restructuring charges, (2) inventory step-up amortization due to the increase in the fair value of inventory acquired through the RSI acquisition, (3) the amortization of customer relationship intangibles and trademarks, (4) net gain on debt forgiveness and modification and (5) the tax benefit of RSI acquisition expenses and subsequent restructuring charges, the inventory step-up amortization, the net gain on debt forgiveness and modification and the amortization of customer relationship intangibles and trademarks. The amortization of intangible assets is driven by the RSI acquisition and will recur in future periods. Management has determined that excluding amortization of intangible assets from our definition of Adjusted EPS per diluted share will better help it evaluate the performance of our business and profitability and we have also received similar feedback from some of our investors regarding the same.

Adjusted EBITDA and Adjusted EBITDA margin

We use Adjusted EBITDA and Adjusted EBITDA margin in evaluating the performance of our business, and we use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income adjusted to exclude (1) income tax expense, (2) interest expense, net, (3) depreciation and amortization expense, (4) amortization of customer relationship intangibles and trademarks, (5) expenses related to the RSI acquisition and subsequent restructuring charges, (6) inventory step-up amortization due to the increase in the fair value of inventory acquired through the RSI acquisition, (7) stock-based compensation expense, (8) gain/loss on asset disposals, (9) change in fair value of foreign exchange forward contracts and (10) net gain on debt forgiveness and modification. We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales.

Free cash flow

To better understand trends in our business, we believe that it is helpful to subtract amounts for capital expenditures consisting of cash payments for property, plant and equipment and cash payments for investments in displays from cash flows from continuing operations which is how we define free cash flow. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It also provides a measure of our ability to repay our debt obligations.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

AMWD Announces Fourth Quarter Results

May 28, 2019

Reconciliation of Adjusted Non-GAAP Financial Measures to the GAAP Equivalents

	Three Months Ended		Twelve Months Ended
	April 30		April 30
(in thousands)	2019	2018	2019	2018

Net income (GAAP)	$22,024	$19,109	$83,688	$63,141
Add back:
Income tax expense	6,790	9,052	27,200	31,619
Interest expense, net	8,448	10,167	35,652	13,054
Depreciation and amortization expense	11,912	11,092	45,446	28,671
Amortization of customer relationship intangibles
and trademarks	12,250	12,250	49,000	16,333
EBITDA (Non-GAAP)	$61,424	$61,670	$240,986	$152,818
Add back:
Acquisition related expenses (1)	116	2,739	4,118	12,902
Inventory step-up amortization	—	—	—	6,334
Change in fair value of foreign exchange forward
contracts (2)	291	—	—	—
Net gain on debt forgiveness and modification (3)	(95)	—	(5,266)	—
Stock-based compensation expense	750	591	3,040	3,097
Loss on asset disposal	1,312	335	1,973	615
Adjusted EBITDA (Non-GAAP)	$63,798	$65,335	$244,851	$175,766

Net Sales	$407,399	$405,887	$1,645,319	$1,250,274
Adjusted EBITDA margin (Non-GAAP)	15.7%	16.1%	14.9%	14.1%

(1) Acquisition related expenses are comprised of expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred.
(2) In the normal course of business the Company is subject to risk from adverse fluctuations in foreign exchange rates. The Company manages these risks through the use of foreign exchange forward contracts. The changes in the fair value of the forward contracts are recorded in other expense (income) in the operating results.
(3) The Company had loans and interest forgiven relating to four separate economic development loans totaling $0.1 million and$5.5 million, for the fourth quarter and fiscal year 2019, respectively, and the Company incurred $0.3 million in loan modification expense in connection with an amendment to the credit agreement during fiscal year 2019.

AMWD Announces Fourth Quarter Results

May 28, 2019

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Twelve Months Ended
	April 30		April 30
(in thousands, except share data)	2019	2018	2019	2018

Net income (GAAP)	$22,024	$19,109	$83,688	$63,141
Add back:
Acquisition related expenses	116	2,739	4,118	12,902
Inventory step-up amortization	—	—	—	6,334
Amortization of customer relationship intangibles
and trademarks	12,250	12,250	49,000	16,333
Net gain on debt forgiveness and modification	(95)	—	(5,266)	—
Tax benefit of add backs	(2,763)	(5,134)	(11,824)	(10,970)
Adjusted net income (Non-GAAP)	$31,532	$28,964	$119,716	$87,740

Weighted average diluted shares	16,906,081	17,618,977	17,330,419	16,744,705
Adjusted EPS per diluted share (Non-GAAP)	$1.87	$1.64	$6.91	$5.24

Free Cash Flow

	Twelve Months Ended
	April 30
	2019	2018

Cash provided by operating activities	$190,845	$86,775
Less: Capital expenditures (1)	39,385	49,893
Free cash flow	$151,460	$36,882

(1) Capital expenditures consist of cash payments for property, plant and equipment and cash payments for investments in displays. During fiscal 2019 and 2018, approximately $6.7 million and $21.1 million, respectively, in cash outflows were incurred related to the new company headquarters.

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